Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066
Investors: Michele Goldstein 203-352-8642

World Wrestling Entertainment, Inc. Reports Q2 Results

STAMFORD, Conn., Nov. 23, 2004 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its second fiscal quarter ended October 29, 2004. The Company reported income from continuing operations of $3.0 million, or $0.04 per share, versus $16.8 million, or $0.25 per share, in the prior year. Revenues totaled $83.9 million as compared to $94.4 million in the prior year quarter.

Revenues decreased principally due to lower television advertising and pay-per-view buys during the period. The year-earlier quarter included four of the Company’s established pay-per-view events while the current quarter included three comparable events and a new interactive format event delivered on a weeknight as opposed to the traditional Sunday night airing.

EBITDA was $7.2 million in the current quarter as compared to $28.8 million in the prior year quarter. The Company’s EBITDA in the prior year quarter benefited from a $5.9 million favorable settlement of litigation. The additional decrease in EBITDA was caused by the shortfall of revenues discussed above, as well as increased television production and promotion costs in the current quarter.

Operating income for the quarter was $4.1 million versus $25.9 million in the prior year quarter. Net income was $4.4 million, or $0.06 per share, as compared to $17.1 million, or $0.25 per share, in the prior year quarter. The $5.9 million favorable settlement of litigation in the prior year contributed $0.05 in EPS, net of tax.

“While the attendance of our domestic live events and pay-per-view buys for the current quarter did not achieve the levels anticipated, our international tours in the quarter were very successful,” said Linda McMahon, CEO of WWE. “We achieved several positive firsts for our business during the quarter. These included our first-ever interactive format for our new Taboo Tuesday pay-per-view event and the production of two television programs from the UK in October. The UK television productions represented the next step in our strategic initiative of expanding our presence into international markets. We continue to invest in our talent roster in order to create exciting storylines that appeal to our fans.”

Summary Results for the Six Months Ended

Total revenues through the first six months of fiscal 2005 were $165.4 million as compared to $169.1 million in the prior year period. Operating income for the current period was $15.4 million versus $28.7 million in the prior year period. Net income was $12.1 million, or $0.17 per share, as compared to $19.7 million, or $0.28 per share, in the prior year period. EBITDA was $21.3 million for the first six months of fiscal 2005 as compared to $34.5 million in the prior year period. The Company’s EBITDA in the prior year period benefited from a $5.9 million favorable settlement of litigation.

Results By Business Segment for the 2nd Quarter

Live and Televised Entertainment

Revenues from the Company’s Live and Televised businesses were $66.7 million for the current quarter as compared to $76.7 million in the prior year quarter.

•	Pay-Per-View revenues were $18.5 million versus $24.7 million in the prior year quarter. There were four pay-per-view events produced in each quarter. The details for the number of buys are as follows:

Event	Q2 F05	Q2 F04
Vengeance	—	322
SummerSlam	387	415
Unforgiven	243	280
No Mercy	193	240
Taboo Tuesday	174	—
Prior events	135	285

Total	1,132	1,542

•	Taboo Tuesday, a new interactive format pay-per-view event was the only pay per view event which is broadcast on a week night. Additionally, it competed with the sixth game of the Yankees – Red Sox playoff series.

•	Live Event revenues were $20.1 million as compared to $17.7 million in the second quarter of last year.

•	There were 83 events, including 15 international events, during the quarter as compared to 84 events, including 7 international events, during the same period last year.

•	The average attendance was approximately 3,800 as compared to approximately 4,500 in the prior year quarter for our North American events and 9,500 compared to 11,900 for our International events. The decrease in the average attendance for international events was due to a decrease in the average size of the venues played, as the percentage of tickets sold in the current quarter exceeded the year ago quarter.

•	International ticket prices averaged approximately $70.00, as compared to an average North American ticket price of approximately $43.00 during the current quarter.

•	Television Advertising revenues were $9.8 million as compared to $18.1 million in the prior year quarter. This decline was primarily due to the change in the television distribution agreement with UPN, coupled with lower television ratings. Commencing with the October 2003 television season, UPN sells all advertising inventory for our SmackDown! broadcasts and pays us a rights fee. The revenue impact was a reduction in Advertising revenue of $4.9 million, partially offset by an increase in Television Rights Fees of $3.4 million. This arrangement also results in lower cost of revenues and yields a higher profit margin to the Company as discussed below.

•	Average household ratings for the Company’s RAW program were 3.5 as compared to 3.8 in the prior year quarter and SmackDown! ratings were 3.1 as compared to 3.3 in the prior year quarter.

•	Television Rights Fees revenues were $18.4 million as compared to $16.3 million in the prior year quarter. The increase was due primarily to the rights fees received under the new UPN contract of $3.4 million. Rights fees were reduced in this quarter due to the expiration of a distribution contract for Canadian programming and the reduction in Executive Producer fees for certain feature films starring The Rock.

Branded Merchandise

Revenues from the Company’s Branded Merchandise businesses were $17.1 million versus $17.7 million in the prior year quarter.

•	Merchandise revenues were $3.9 million as compared to $4.1 million in the prior year quarter. The decrease was due primarily to fewer orders processed in our Shopzone and catalog businesses.

•	Publishing net revenues were $2.9 million which was consistent with the prior year quarter.

•	Home Video net revenues were $4.5 million as compared to $4.1 million in the prior year quarter. The increase was due primarily to an increase of approximately 0.2 million gross units sold, offset in part by an increase in the required allowance for returns.

•	Licensing revenues were $4.0 million as compared to $4.9 million in the prior year quarter. The receipt of royalties from only one new videogame title in the quarter as compared to three titles in the prior year quarter was the primary cause of the revenue shortfall. This decrease was partially offset by an increase in toy sales during the current quarter.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution for the quarter was $31.4 million as compared to $42.2 million in the prior year quarter. Total profit contribution margin was approximately 37% for the current quarter as compared to 45% for the prior year quarter.

The profit contribution margin for the Live and Televised businesses was approximately 34% for the current quarter as compared to 44% in the prior year quarter. This decrease reflects lower pay-per-view buys, costs related to International television tapings and lower attendance at our live events. In addition, costs were incurred for television programming segments that included the “Diva Search” and “Tough Enough” contests during the current quarter. In addition, these decreases were partially offset by an increased margin in Television Rights Fees reflecting our new distribution agreement with UPN.

The profit contribution margin for the Branded Merchandise businesses was approximately 50% for the current quarter as compared to 47% in the prior year quarter. The increase is due primarily to improved merchandise margins and the growth of the higher profit margin home video business.

Selling, general and administrative expenses

SG&A expenses were $22.9 million for the current quarter as compared to $13.2 million in the prior year quarter. Included in the prior year quarter was the favorable settlement of litigation of $5.9 million. Excluding this item, SG&A expenses increased approximately $3.8 million due primarily to increased advertising and promotion costs in conjunction with our programming initiatives, a maintenance repair project for the Company’s corporate headquarters and consulting fees (including Sarbanes-Oxley compliance).

Discontinued Operations

The Company negotiated the assignment of its lease for the entertainment complex in New York City, The World, to a third party. This assignment relieves the Company of all further obligations related to this property, and as a result, the Company recorded income from discontinued operations of approximately $1.4 million, net of taxes, primarily to reduce the accrual for estimated shutdown costs to the amount required under the assignment of the lease.

Fiscal 2005 Outlook

The Company currently anticipates fiscal 2005 revenue to be between $345 – $355 million, income from continuing operations to be between $32 – $35 million, and earnings per share from continuing operations to be between $0.46 and $0.50 on a diluted basis. The Company’s budgeted EBITDA is $66 million.

Note: World Wrestling Entertainment, Inc. will host a conference call on Tuesday, November 23, 2004, at 10:00 a.m. ET to discuss the Company’s second quarter earnings results for fiscal year 2005. All interested parties can access the conference call by dialing 800-862-9098 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com. Information on television ratings and community activities can be found at parents.wwe.com.

Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks, which are the exclusive property of World Wrestling Entertainment, Inc.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 29,	October 24,	October 29,	October 24,
	2004	2003	2004	2003
Net revenues	$83,857	$94,431	$165,407	$169,106
Cost of revenues	52,493	52,227	100,909	101,488
Selling, general and administrative expenses	22,900	13,201	40,775	32,762
Depreciation and amortization	3,051	2,977	5,971	5,806
Stock compensation costs	1,273	158	2,384	316

Operating income	4,140	25,868	15,368	28,734
Interest and other, net	589	1,267	1,871	2,787

Income before income taxes	4,729	27,135	17,239	31,521
Provision for income taxes	1,724	10,316	6,478	11,959

Income from continuing operations	3,005	16,819	10,761	19,562

Discontinued operations:
Income from discontinued operations, net of tax	1,444	266	1,333	108

Net income	$4,449	$17,085	$12,094	$19,670

Earnings per share – Basic:
Continuing operations	$0.04	$0.25	$0.16	$0.28

Discontinued operations	$0.02	—	$0.02	—

Net income	$0.06	$0.25	$0.18	$0.28

Earnings per share – Diluted:
Continuing operations	$0.04	$0.25	$0.16	$0.28

Discontinued operations	$0.02	—	$0.02	—

Net income	$0.06	$0.25	$0.17	$0.28

Weighted average common shares outstanding:
Basic	68,553	68,392	68,516	68,710

Diluted	69,483	68,586	69,422	68,860

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	October 29,	April 30,
	2004	2004
ASSETS
CURRENT ASSETS:
Cash and equivalents	$89,596	$48,467
Short-term investments	176,865	224,824
Accounts receivable, net	48,915	62,703
Inventory, net	1,202	856
Prepaid expenses and other current assets	12,961	13,596
Assets of discontinued operations	396	691

Total current assets	329,935	351,137
PROPERTY AND EQUIPMENT, NET	69,271	71,369
FILM PRODUCTION ASSETS	8,262	431
INTANGIBLE ASSETS, NET	3,497	4,492
OTHER ASSETS	5,591	6,212
ASSETS OF DISCONTINUED OPERATIONS	19,956	20,703

TOTAL ASSETS	$436,512	$454,344

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$728	$700
Accounts payable	11,224	13,118
Dividends payable	—	4,106
Accrued expenses and other liabilities	28,121	42,131
Deferred income	19,516	23,512
Liabilities of discontinued operations	5,295	2,401

Total current liabilities	64,884	85,968
LONG-TERM DEBT	7,585	7,955
LIABILITIES OF DISCONTINUED OPERATIONS	—	7,316
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	209	136
Class B common stock	477	548
Additional paid-in capital	252,793	250,775
Accumulated other comprehensive loss	(177)	(1,120)
Retained earnings	110,741	102,766

Total stockholders’ equity	364,043	353,105

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$436,512	$454,344

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Six Months Ended
	October 29,	October 24,
	2004	2003
OPERATING ACTIVITIES:
Net income	$12,094	$19,670
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of tax	(1,333)	(108)
Depreciation and amortization	5,971	5,806
Revaluation of warrants	224	—
Amortization of deferred income	(247)	(670)
Stock compensation costs	2,385	316
Provision for doubtful accounts	865	(1,976)
Provision for inventory obsolescence	920	(52)
Provision for deferred income taxes	1,152	—
Changes in assets and liabilities:
Accounts receivable	13,162	8,976
Inventory	(1,266)	(133)
Prepaid expenses and other assets	(347)	(1,378)
Film production assets	(7,831)	(214)
Accounts payable	(1,894)	899
Accrued expenses and other liabilities	(13,778)	8,918
Deferred income	(3,750)	(6,217)

Net cash provided by continuing operations	6,327	33,837
Net cash used in discontinued operations	(2,045)	(1,545)

Net cash provided by operating activities	4,282	32,292

INVESTING ACTIVITIES:
Purchase of property and equipment	(2,878)	(2,458)
Purchase of other assets	—	(1,641)
Sale (purchase) of short-term investments, net	47,981	(49,172)

Net cash provided by (used in) investing activities	45,103	(53,271)

FINANCING ACTIVITIES:
Repayments of long-term debt	(343)	(381)
Purchase of treasury stock	—	(19,182)
Dividends paid	(8,225)	(5,482)
Issuance of stock	213	—
Proceeds from exercise of stock options	99	—

Net cash used in financing activities	(8,256)	(25,045)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	41,129	(46,024)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	48,467	128,473

CASH AND CASH EQUIVALENTS, END OF PERIOD	$89,596	$82,449

World Wrestling Entertainment, Inc.
Supplemental Information - EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 29,	October 24,	October 29,	October 24,
	2004	2003	2004	2003
Net income reported on GAAP basis	$4,449	$17,085	$12,094	$19,670
Income from discontinued operations, net of tax	(1,444)	(266)	(1,333)	(108)
Provision for income taxes	1,724	10,316	6,478	11,959
Interest and other, net	(589)	(1,267)	(1,871)	(2,787)
Depreciation and amortization	3,051	2,977	5,971	5,806

EBITDA	$7,191	$28,845	$21,339	$34,540

Non-GAAP Measure:

EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s cash flow. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to income from continuing operations, net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 29,	October 23,	October 29,	October 24,
	2004	2003	2004	2003
Net cash (used in) provided by continuing operations	$(4,305)	$15,390	$6,327	$33,837
Less cash provided for capital expenditures:
Purchase of property and equipment	(1,962)	(1,478)	(2,878)	(2,458)
Purchase of other assets	—	(154)	—	(1,641)

Free Cash Flow	$(6,267)	$13,758	$3,449	$29,738

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of performance under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.